EXHIBIT 5



          [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]


                                        September 16, 1997

     Niagara Corporation
     667 Madison Avenue
     New York, New York  10021

        Re:    Niagara Corporation
               Registration Statement on Form S-3

     Ladies and Gentlemen:

               We have acted as special counsel to Niagara Corporation, a Delaware corporation (the "Company"), in connection with the registration of 285,715 shares (the "Secondary Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), held by certain selling stockholders (the "Selling Stockholders").

               This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

               In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 as filed with the Securities and Exchange Commission (the "Commission") on September 16, 1997 under the Act, (ii) the separate Note and Stock Purchase Agreements, each dated as of April 18, 1997, between the Company, Niagara Cold Drawn Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Niagara Cold Drawn"), LaSalle Steel Company, a Delaware corporation and a wholly-owned subsidiary of Niagara Cold Drawn, and, respectively, each of the Selling Shareholders, (iii) the Stockholders Agreement, dated as of April 18, 1997, among the Company, Niagara Cold Drawn, the Selling Shareholders and Michael J. Scharf, (iv) the certificates representing the Shares, each dated April 18, 1997, registered in the names of the Selling Shareholders, (v) the Restated Certificate of Incorporation and By-laws of the Company, as presently in effect, (vi) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares to the Selling Shareholders, and (vii) a Cross-Receipt, dated April 18, 1997, between the Company, Niagara Cold Drawn and the Selling Shareholders acknowledging, among other things, payment by the Selling Shareholders for the Secondary Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

               In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

               Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Secondary Shares have been duly authorized and validly issued and are fully paid and non-assessable.

               We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                 Very truly yours,

                                 /s/ Skadden, Arps, Slate, Meagher & Flom LLP